UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 27, 2013

DARLING INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS 75038

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On September 27, 2013 (the “Closing Date”), Darling International Inc. (“Darling”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents from time to time party thereto.

The Credit Agreement provides for senior secured credit facilities (the “Senior Secured Facilities”) in the aggregate principal amount of $1.350 billion comprised of a five-year revolving loan facility of $1.0 billion (approximately $100 million of which will be available for a letter of credit sub-facility and $50 million of which will be available for a swingline sub-facility) and a five-year delayed-draw term loan facility of $350 million. The revolving loan facility is available to be borrowed by the Company in US dollars and Canadian dollars, and up to $225 million of the revolving loan facility is available to be borrowed in Canadian dollars by Darling International Canada Inc. (“Darling Canada”), a wholly owned subsidiary of the Company. $200 million of the term loan facility is available to be borrowed in US dollars by the Company and $150 million of the term loan facility is available to be borrowed in Canadian dollars by Darling Canada. The Company and Darling Canada will use the proceeds of the term loan facility and a portion of the revolving loan facility to pay a portion of the consideration of Darling Canada’s acquisition of the Rothsay division of Maple Leaf Foods Inc. (“Rothsay”), the leading recycler of animal by-products in Canada that provides an essential service for the efficient and environmentally responsible collecting, processing and recapturing of edible and inedible by-products, to pay related fees and expenses, to refinance certain existing indebtedness and will use the revolving loan facility to provide for working capital needs, general corporate purposes and for other purposes not prohibited by the Credit Agreement. Immediately following the Closing Date, there were no loans outstanding under the Credit Agreement.

Interest Rate. The interest rate applicable to any borrowings under the term loan facility and the revolving loan facility is variable based upon Darling’s consolidated total leverage ratio and ranges from LIBOR/CDOR plus 1.50% to 2.75% per annum or base rate/Canadian prime rate plus 0.50% to 1.75% per annum.

Repayment. Commencing on the last day of the first full fiscal quarter ended after the Closing Date and for the next 7 fiscal quarters thereafter, the term loan is repayable in equal quarterly installments in an amount equal to 1.25% of the original principal amount of the term loan facility, with an increase to 1.875% of the original principal amount of the term loan facility for the next 8 fiscal quarters thereafter, and an increase to 3.75% of the original principal amount of the term loan facility for the remaining fiscal quarters thereafter until the maturity date. The balance of the term loan facility will be repayable at its maturity.

Representations; Covenants; Events of Default. The Credit Agreement contains various customary representations and warranties by Darling and its subsidiaries, which include customary use of materiality, material adverse effect and knowledge qualifiers. The Credit Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on Darling and its subsidiaries, (b) certain negative covenants that generally prohibit, subject to various exceptions, Darling and its subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends, and engaging in mergers and consolidations, sale leasebacks and sales of assets, (c) a maximum total leverage ratio, maximum secured leverage ratio and a minimum interest coverage ratio, and compliance with such financial covenants is tested on a quarterly basis commencing with the first full fiscal quarter following the Closing Date, and (d) customary events of default (including a change of control). Obligations under the Senior Secured Facilities may be declared due and payable upon the occurrence and during the continuance of such customary events of default.

Security Agreement. Pursuant to that certain Amended and Restated Security Agreement, dated as of September 27, 2013 (the “Security Agreement”), by and among Darling, its subsidiaries signatory thereto and any other subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A., as administrative agent, the Senior Secured Facilities, are secured, subject to certain exceptions, by a perfected first priority security interest in all tangible and intangible personal property of Darling and certain of its subsidiaries and a pledge of 100% of the stock of all material domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries. The obligations of Darling and the Guarantors (as defined below) in respect of the Notes referred to below (so long as such Notes remain outstanding) have been secured on an equal and ratable basis with the obligations of Darling and the guarantors under the Senior Secured Facilities.

Guaranty. Pursuant to an Amended and Restated Guaranty Agreement, dated as of September 27, 2013 (the “Guaranty Agreement”), the Senior Secured Facilities are guaranteed by Darling’s wholly-owned domestic subsidiaries that are restricted subsidiaries under the Credit Agreement. In addition, so long as the Notes are outstanding, upon the closing of the Rothsay acquisition, the Canadian Borrower, together with any future wholly-owned Canadian subsidiary thereof, will become a party to the Guaranty Agreement and guarantee the obligations of Darling under the Credit Agreement.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, Security Agreement and Guaranty Agreement, attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Supplemental Indenture Regarding 8.5% Senior Notes Due 2018

On December 17, 2010, Darling issued $250 million aggregate principal amount of its 8.5% Senior Notes due 2018 (the “Notes”) under an indenture, dated as of December 17, 2010 (as supplemented prior to the Closing Date, the “Indenture”), among Darling, certain subsidiaries of Darling party thereto (the “Existing Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). On the Closing Date, Darling AWS LLC, Terra Holding Company, Darling Global Holdings Inc., Darling Northstar LLC, Terra Renewal Services, Inc. and EV Acquisition, Inc., each subsidiaries of Darling (the “New Guarantors” and, together with the Existing Guarantors, the “Guarantors”) and Darling, entered into a supplemental indenture to the Indenture with the Trustee (the “Supplemental Indenture”), to provide for the guarantee of the Notes by the New Guarantors.

The summary set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture attached hereto as Exhibit 4.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report under the heading “Credit Agreement” and “Supplemental Indenture Regarding 8.5% Senior Notes Due 2018” is hereby incorporated by reference into this Item 2.03.

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Item 8.01.	Other Events.

This Current Report includes “forward-looking” statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as “may,” “will,” “begin,” “look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “could,” “estimate,” “continue,”, “momentum” and other words referring to events to occur in the future. These statements reflect Darling’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continuing turmoil existing in world financial, credit, commodities and stock markets, a decline in consumer confidence and discretionary spending, the general performance of the United States economy and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, each of which could cause actual results to differ materially from those projected in such forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced in Darling’s filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Item 9.01.	Exhibits.

4.1	Supplemental Indenture, dated as of September 27, 2013, by and among Darling International Inc., Darling AWS LLC, Terra Holding Company, Darling Global Holdings Inc., Darling Northstar LLC, Terra Renewal Services, Inc., EV Acquisition, Inc. and U.S. Bank National Association, as trustee.

10.1	Amended and Restated Credit Agreement, dated as of September 27, 2013, by and among, Darling International Inc., the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents from time to time party thereto.

10.2	Amended and Restated Security Agreement, dated as of September 27, 2013, by and among Darling International Inc., its subsidiaries signatory thereto and any other subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.3	Amended and Restated Guaranty Agreement, dated as of September 27, 2013, by the subsidiary of Darling signatory thereto and any other subsidiary who may become a party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: October 2, 2013	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President and
General Counsel

EXHIBIT LIST

4.1	Supplemental Indenture, dated as of September 27, 2013, by and among Darling International Inc., Darling AWS LLC, Terra Holding Company, Darling Global Holdings Inc., Darling Northstar LLC, Terra Renewal Services, Inc., EV Acquisition, Inc. and U.S. Bank National Association, as trustee.

10.1	Amended and Restated Credit Agreement, dated as of September 27, 2013, by and among, Darling International Inc., the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents from time to time party thereto.

10.2	Amended and Restated Security Agreement, dated as of September 27, 2013, by and among Darling International Inc., its subsidiaries signatory thereto and any other subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.3	Amended and Restated Guaranty Agreement, dated as of September 27, 2013, by the subsidiaries of Darling signatory thereto and any other subsidiary who may become a party thereto.